As filed with the Securities and Exchange Commission on June 18, 2018.

Registration Statement No. 333-160312

Registration Statement No. 333-202761

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-160312)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-202761)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPECTRUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	93-0979187
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11500 South Eastern Avenue, Suite 240

Henderson, Nevada 89052

(Address, including zip code, of Principal Executive Offices)

Spectrum Pharmaceuticals, Inc. 2018 Long-Term Incentive Plan

Spectrum Pharmaceuticals, Inc. 2009 Incentive Award Plan

Spectrum Pharmaceuticals, Inc. 2009 Employee Stock Purchase Plan

(Full titles of the plans)

Keith McGahan

Senior Vice President, Chief Legal Officer and Corporate Secretary

Spectrum Pharmaceuticals, Inc.

11500 South Eastern Avenue, Suite 240

Henderson, Nevada 89052

(702) 835-6300

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Teri O’Brien, Esq.

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, California 92121

(858) 458-3031

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company” or the “Registrant”), hereby amends its registration statements on Form S-8 (File Nos. 333-160312 and 333-202761) (collectively, the “Registration Statements”) by filing this Post-Effective Amendment No. 1 to such Registration Statements (this “Post-Effective Amendment”) to reflect that the Spectrum Pharmaceuticals, Inc. 2009 Incentive Award Plan (the “2009 Plan”) was replaced by the Spectrum Pharmaceuticals, Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”).

On June 18, 2018 (the “Effective Date”), the Company’s stockholders approved the 2018 Plan, which is a successor to and continuation of the 2009 Plan. Upon the Effective Date, no additional awards will be granted under the 2009 Plan (although awards granted under the 2009 Plan prior to the Effective Date (“2009 Outstanding Awards”) will remain outstanding in accordance with their terms and those of the 2009 Plan). The maximum number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that may be issued pursuant to the 2018 Plan will not exceed 18,396,915 (subject to adjustment for certain changes in the Company’s capitalization), which number is the sum of (i) 3,456,096 new shares of Common Stock, plus (ii) 6,043,904 shares of Common Stock, which were subject to the 2009 Plan’s available reserve as of the Effective Date and were previously registered under the Registration Statements, plus (iii) 8,896,915 shares underlying the 2009 Outstanding Awards that may, under certain circumstances, become available for grants of awards under the 2018 Plan if they are not issued or are returned because the awards are terminated, forfeited, canceled or expire unexercised ((ii) and (iii) together, the “Rollover Shares”).

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as originally disclosed in the Registration Statements, the Registrant is filing this Post-Effective Amendment to reflect that, as of the Effective Date, the Rollover Shares may be issued under the 2018 Plan, as well as to incorporate by reference as an exhibit hereto a copy of the 2018 Plan and to file as an exhibit hereto a new opinion as to the validity of the Rollover Shares issuable pursuant to the 2018 Plan. This Post-Effective Amendment amends and supplements the items listed below. No additional shares of Common Stock are being registered hereby. All other items of the Registration Statements are incorporated herein by reference without change.

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a Registration Statement on Form S-8 to register 3,456,096 shares of Common Stock authorized for issuance pursuant to the 2018 Plan, which amount excludes the Rollover Shares.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8.

The documents containing the information specified in this Part I will be delivered to the participants in the 2018 Plan covered by this Post-Effective Amendment as required by Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2017, filed with the Commission on March 7, 2018 (Commission File No. 001-35006);

(b)	The Company’s Amendment No. 1 to its Annual Report on Form 10-K/A for its fiscal year ended December 31, 2017, filed with the Commission on May 1, 2018 (Commission File No. 001-35006);

(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2018, filed with the Commission on May 4, 2018 (Commission File No. 001-35006);

(d)	The Company’s Current Reports on Form 8-K, filed with the Commission on January 19, 2018, February 27, 2018, March 20, 2018, March 29, 2018, April 16, 2018 and June 18, 2018; and

(e)	The description of our Common Stock contained in our registration statement on Form 8-B filed with the Commission on June 27, 1997, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended by the description of securities to be registered contained in our registration statement on Form S-3, Registration No. 333-115759, and including any subsequent amendments or reports that may be filed for the purpose of amending such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Post-Effective Amendment. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(a) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(b) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(c) the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify the Registrant’s officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Restated Certificate of Incorporation and Third Amended and Restated Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Registrant will indemnify any person (and the estate of any person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the Registrant’s request as a director or officer of another corporation or enterprise. The Registrant may, in its discretion, similarly indemnify its employees and agents.

The Registrant has entered into indemnification agreements with its officers and directors.

The Registrant’s Third Amended and Restated Bylaws relieve the Registrant’s directors from monetary damages to the Registrant or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transactions from which the director derived an improper personal benefit.

The Registrant currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Registrant.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendments to the Registration Statements:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statements (or the most recent post-effective amendments thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statements, as amended. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statements, as amended; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statements, as amended or any material change to such information in the Registration Statements, as amended;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statements, as amended.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statements, as amended shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Restated Certificate of Incorporation of Spectrum Pharmaceuticals, Inc. (filed as Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on June 18, 2018 (Commission File No. 001-35006) and incorporated herein by reference).

4.2	Third Amended and Restated Bylaws of Spectrum Pharmaceuticals, Inc. (filed as Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on March 29, 2018 (Commission File No. 001-35006) and incorporated herein by reference).

4.3	Spectrum Pharmaceuticals, Inc. 2018 Long-Term Incentive Plan (filed as Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on June 18, 2018 (Commission File No. 001-35006) and incorporated herein by reference).

5.1+	Opinion of Paul Hastings LLP.

23.1+	Consent of Deloitte & Touche LLP, Independent Registered Accounting Firm.

23.2+	Consent of Paul Hastings LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (included in this Post-Effective Amendment under “Signatures”).

+	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 18, 2018.

Spectrum Pharmaceuticals, Inc.

By:	/s/ Keith McGahan
Keith McGahan
Senior Vice President, Chief Legal Officer and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joseph W. Turgeon and Kurt A. Gustafson, and each or either of them, acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to the Registration Statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph W. Turgeon Joseph W. Turgeon	President and Chief Executive Officer, Director (Principal Executive Officer)	June 18, 2018

/s/ Kurt A. Gustafson Kurt A. Gustafson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 18, 2018

/s/ Stuart M. Krassner Stuart M. Krassner, Sc.D., Psy.D.	Chairman of the Board, Director	June 18, 2018

/s/ William L. Ashton William L. Ashton	Director	June 18, 2018

/s/ Raymond W. Cohen Raymond W. Cohen	Director	June 18, 2018

/s/ Gilles R. Gagnon Gilles R. Gagnon, M.Sc., M.B.A., ICD.D	Director	June 18, 2018

Signature	Title	Date

/s/ Anthony E. Maida, III Anthony E. Maida, III, M.A., M.B.A., Ph.D.	Director	June 18, 2018

/s/ Dolatrai Vyas Dolatrai Vyas, Ph.D.	Director	June 18, 2018

/s/ Bernice R. Welles Bernice R. Welles, M.D., M.B.A.	Director	June 18, 2018